Exhibit 99.1

Bond Reports Positive Leading Indicators Following GSX 2026 as Business Momentum Builds

Strong Follow-Up with Corporate and Government Prospects Met at GSX; Discussions with City Leaders Continue to Advance

Board and Shareholders Approve 1-for-20 Reverse Stock Split in Support of the Company’s Capital Markets Strategy

CEO to Discuss Business Update and Reverse Split Rationale on Investor Webinar Today at 11:00 AM Eastern Time

New York, NY – October 1, 2026 – Our Bond, Inc. (“Bond”) (NASDAQ: OBAI), the creator of the world’s first AI-powered Preventative Personal Security platform adopted by leading multinational companies, today provided a business update highlighting positive leading indicators in its sales pipeline following its participation in Global Security Exchange (GSX) 2026. The Company also announced that its Board of Directors and shareholders have approved a 1-for-20 reverse stock split of the Company’s common stock. Founder and CEO Doron Kempel will discuss both topics in greater detail on the Company’s investor webinar being held today at 11:00 AM Eastern Time.

Business Update:

In the two weeks since GSX, Bond has seen strong follow-up from the corporate security leaders and government officials it met in Atlanta. As previously reported, more than 50 enterprise and government organizations with more than 10,000 employees each entered Bond’s pipeline at the event. Since then, the Company has found it easier to schedule meetings with prospective customers, those meetings have been more productive, and a greater share of them are advancing to the next stage of the sales process.

Bond’s government channel also continues to build. The Company is in ongoing discussions with mayors and senior officials in approximately 20 cities. In a city that currently funds Bond for its population, approximately 60% of the people offered the service have onboarded. We believe this to be a very high adoption rate for any service or product, especially across demographics, and is comparable to what we see in corporate adoption.

Bond believes this momentum reflects the credibility that independent validation brings to a new category. Research conducted by EY concluded that Bond’s Preventative Personal Security services generate a positive return on investment for corporations that offer Bond as a benefit to all employees, with an average annual benefit of between $180 and $280 per employee. Together with a growing base of reference customers that includes some of the world’s largest corporations and, more recently, cities, the Company believes it is positioned to extend adoption beyond early adopters to the early majority of the market. Bond expects this to result over time in a higher percentage of prospects adopting the service, shorter sales cycles and larger deal sizes, and is beginning to see early indications of each.

“GSX was our first broad awareness and lead generation campaign in five years, and the response since the event has been very encouraging,” said Doron Kempel, Founder and Chief Executive Officer of Bond. “Meetings are easier to schedule, the conversations are more substantive and more of them are moving forward. Combined with the discussions we are having with city leaders, we view these as positive leading indicators as Bond enters what we anticipate will be a period of enhanced growth.”

Reverse Stock Split:

Bond’s Board of Directors and shareholders have approved a 1-for-20 reverse stock split of the Company’s common stock. The Company is working with Nasdaq in accordance with its processes. The effective date and other implementation details have not yet been determined, and the Company intends to announce them through a Current Report on Form 8-K and a press release once they are final, which it currently anticipates will be within a matter of weeks.

“We believe there is a significant misalignment between the value of the business we are building and Bond’s current share price, and we view the reverse split as a positive step for the Company,” said Mr. Kempel. “The reverse split reduces our float and, at a higher share price, should make Bond’s shares eligible for purchase by institutional investors whose policies do not allow them to buy lower-priced stocks. We believe both are particularly significant as we enter an anticipated period of enhanced growth. The reverse split also assists with our Nasdaq compliance matters, which we expect to separately resolve organically by the end of the year.”

In July 2026, Nasdaq notified the Company that it was not in compliance with certain continued listing requirements, including Nasdaq’s $1.00 minimum bid price requirement. The Company was provided until January 11, 2027 to regain compliance with the applicable requirements.

Webinar:

Doron Kempel, Founder and CEO, will host a live investor webinar today, October 1, 2026, at 11:00 AM Eastern Time to discuss the business update and the rationale for the reverse stock split in greater detail.

Date: Thursday, October 1, 2026

Time: 11:00 AM Eastern Time

Registration Link: https://ourbond.zoom.us/webinar/register/WN_jybQ2AHqSVuv3DkTETWTbA#/registration

About Bond

Bond is an international company headquartered in New York City — with command centers around the world — that is redefining personal security through its AI-powered Preventative Personal Security platform. The company has invested more than $100 million to date in its technology, operations, and global expansion.

Bond offers personal security to more people than any other company globally. Bond is trusted by leading corporations, cities, and universities, and has already supported more than 1.25 million security service requests, including over 10,000 emergencies and life-saving interventions. Bond operates in 28 countries and growing, positioning itself as a new global standard for personal security and peace of mind. Additional information about the Company is available at: www.ourbond.com.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” in our most recent Registration Statement on Form S-1, under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K, or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC, copies of which are available on the SEC’s website at www.sec.gov. Our Bond, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise that occur after the date of this release, except as required by law.

Contact:

Crescendo Communications, LLC

212-671-1020

OBAI@crescendo-ir.com